UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2013

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2013, Sagent Pharmaceuticals, Inc. (the “Company”) announced that James M. Hussey had been appointed as the Company’s new President, effective March 25, 2013. Jeffrey M. Yordon, currently the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors.

Mr. Hussey, 53, has served as Chief Executive Officer of NanoInk, a privately held Nanolithography company, since January 2008. Prior to joining NanoInk, Mr. Hussey was Vice President of Strategic Planning at Ovation Pharmaceuticals, which he joined in June 2005. He earned a master’s degree in business administration from the University of Illinois at Chicago, and a bachelor’s degree in pharmacy from Butler University.

Mr. Hussey was not selected pursuant to any arrangement or understanding between him and any other person. Mr. Hussey has no family relationships with any of the Company’s directors or executive officers. There have been no related person transactions between Sagent and Mr. Hussey reportable under Item 404(a) of Regulation S-K.

Pursuant to the Company’s offer letter to Mr. Hussey, (the “Offer Letter”), Mr. Hussey will be entitled to an annual base salary of $420,000. He will also be eligible to participate in the Company’s annual bonus program. Mr. Hussey’s annual target award opportunity under the annual bonus program is equal to 50% of his salary, or $210,000. He will also receive a sign-on stock option award of 100,000 common shares, which will vest one-fourth each year on the anniversary of the grant date, over a four year period. Mr. Hussey is also eligible for other benefits materially consistent with those received by the Company’s other executives.

Item 8.01 Other Events

On March 19, 2013, the Company issued a press release announcing the executive transition described in Item 5.02 above. A copy of that press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Sagent Pharmaceuticals, Inc. Press Release, dated March 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: March 19, 2013		/s/ MICHAEL LOGERFO
	Name:	Michael Logerfo
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary